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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         Employment Agreement, dated this 12th day of January, 1998, between CompDent Corporation ("CompDent"), and Keith Yoder (the "Executive").

                               W I T N E S S E T H

         WHEREAS, CompDent desires to employ Executive in the capacity and on the terms and conditions hereinafter set forth and Executive is willing to serve in such capacity and on such terms and conditions.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

         1. Employment. Subject to the provisions of Section 6, CompDent hereby employs the Executive and the Executive accepts such employment upon the terms and conditions hereinafter set forth.

         2. Term of Employment. The term of the Executive's employment pursuant to this Agreement shall be effective as of the date of this Agreement, and shall remain in effect for a period of five years from said date or until terminated in accordance with Section 6. The period during which the Executive serves as an employee of CompDent in accordance with and subject to the provisions of this Agreement is referred to in this Agreement as the "Term of Employment." Without the consent of the Executive, the Company may not transfer the Executive during the Term of Employment to a principal place of employment more than thirty miles from the city limits of the principal city where Executive is located on the date of this Agreement ("Location").

         3. Duties. During the Term of Employment, the Executive shall report directly to the Chief Executive Officer of CompDent, and (a) shall serve as Executive Vice President & Chief Financial Officer of CompDent, (b) shall perform such duties and responsibilities as may be reasonably determined by the Chairman of the Board of Directors of CompDent consistent with the Executive's position as an executive officer of CompDent, provided that such duties and responsibilities shall be within the general area of the Executive's experience and skills, (c) upon the request of the Board of Directors of CompDent, shall serve as an officer and/or director of CompDent and any of its subsidiaries; and
(d) shall render all services incident to the foregoing. The Executive agrees to use his best efforts in, and shall devote his full working time, attention, skill and energies to, the advancement of the interests of CompDent and its subsidiaries and Affiliates and the performance of his duties and responsibilities hereunder.



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         4.       Compensation.

                  (a) During the Term of Employment, CompDent shall pay the Executive a salary (the "Base Salary") at an annual rate as shall be determined from time to time by the Board of Directors of CompDent, provided, however, that such rate per annum shall not be less than $200,000.00. Such salary shall be subject to withholding under applicable law and shall be payable in periodic installments in accordance with CompDent's usual practice for its senior executives, as in effect from time to time.

                  (b) Upon the completion of each calendar year, the Executive shall be eligible to receive a bonus ("Bonus") provided he is employed by CompDent at the end of such calendar year to the extent payable pursuant to a bonus plan then in effect from time to time for executives of CompDent of equivalent position and title; provided, however, at the end of fiscal year 1998, Executive is guaranteed a bonus equal to 30% of Executive's first year's Base Salary paid ("Guaranteed Bonus"). Said bonus shall be payable in the first quarter of each fiscal year.

         5.       Benefits.

                  (a) During the Term of Employment, the Executive shall be entitled to participate in any and all bonus plans, medical, pension and dental insurance plans and disability income plans as in effect from time to time for senior executives of CompDent. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of CompDent, and (iii) the discretion of the Board of Directors of CompDent or administrative or other committee provided for in or contemplated by such plan.

                  (b) CompDent shall promptly reimburse the Executive for all reasonable business expenses incurred by the Executive during the Term of Employment in accordance with CompDent's practices for senior executives of CompDent, as in effect from time to time.

                  (c) During the Term of Employment, the Executive shall receive paid vacation annually in accordance with CompDent's practices for senior executives of CompDent, as in effect from time to time.

                  (d) During the Term of Employment, the Executive shall receive a car allowance of at least $800 per month.

                  (e) Except as contemplated by Sections 5 (b), 5 (c), and 5
(d), compliance with provisions of this Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of CompDent or any parent, subsidiary or affiliate of CompDent with respect to the continuation of any benefit or other plan or arrangement maintained as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or



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arrangement at any time after the date hereof. Notwithstanding the foregoing, the benefits provided to the Executive during the Term of Employment will not be materially less favorable in the aggregate than the benefits in effect for the executives of CompDent as of the date of this Agreement.

         6. Termination of Employment of the Executive. This Agreement and the Executive's employment with CompDent and its subsidiaries may be terminated as follows:

                  (a) At any time by the mutual consent of the Executive and CompDent.

                  (b) At any time for "cause" by CompDent upon written notice to the Executive. For purposes of this agreement, a termination shall be for "cause" if:

                           (i)   the Executive shall commit an act of fraud,
embezzlement, misappropriation or breach of fiduciary duty against CompDent or any of its subsidiaries or affiliates or shall be convicted by a court of competent jurisdiction or shall plead guilty or nolo contendere to any felony or crime involving moral turpitude;

                           (ii)  the Executive shall commit a material breach of
any of the covenants, terms or provisions of Section 8 hereof;

                           (iii) the Executive shall commit a material breach of
any of the covenants, terms or provisions hereof (other than pursuant to Section 8 hereof) which breach has not been remedied within thirty (30) days after delivery to the Executive by CompDent of written notice thereof; or

                           (iv)  the Executive shall have disobeyed reasonable
written instructions from CompDent's Chairman consistent with the terms of this Agreement and Executive's duties, title, and general area of expertise, or shall have substantially failed to perform the Executive's duties hereunder, after written notice and under circumstances effectively constituting a resignation of the Executive's position with CompDent.

         Upon termination for cause as provided in this Section 6 (b), (A) all obligations of CompDent under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary; provided, however, that the Executive shall not be entitled to receive any bonus from CompDent with respect to the year during which such termination occurred, and (B) CompDent shall have any and all rights and remedies under this Agreement and applicable law.

                  (c) Upon the earlier death or permanent disability (as defined below) of Executive continuing for a period of one hundred eighty (180) days. Upon any such termination of the


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Executive's employment, all obligations of CompDent under this Agreement shall thereupon immediately terminate other than any obligations with respect to (i) earned but unpaid salary including any earned but unpaid bonus from the previous fiscal year, if applicable, through the date of termination, (ii) bonus payments with respect to the calendar year which such termination occurred on the basis of and to the extent contemplated in any bonus plan then in effect with respect to executive officers of CompDent, pro-rated on the basis of number of days of the Executive's actual employment hereunder during such calendar year through such termination, and (iii) in the case of permanent disability continuation of health insurance benefits until the first anniversary of the date of termination to the extent permitted under Executive's group health insurance policy. As used herein, the definition of the term "permanent disability or "permanently disabled" shall parallel the definition of same as provided under the long-term disability insurance policy then in effect on executives of the Company. In the event that no such policy is in existence at the time of the contended disability, "permanent disability" shall be defined as the inability of the Executive, by reason of injury, illness or other similar cause, to perform a major part of his duties and responsibilities in connection with the conduct of the business and affairs of CompDent.

                  (d) At any time by the Executive upon sixty (60) days' prior written notice to CompDent. Upon termination by the Executive as provided in this Section 6 (d), all obligations of CompDent under this Agreement shall thereupon immediately terminate other than any obligations with respect to earned but unpaid Base Salary including any earned but unpaid bonus from the previous fiscal year, if applicable, it being understood that the Executive shall not be entitled to receive any bonus from CompDent with respect to the year during which such termination occurred.

                  (e) At any time during the Term of Employment without "cause" (as defined in Section 6 (b)) by CompDent upon sixty (60) days' prior written notice to the Executive.

                  (f) The Executive shall have the right to terminate his employment hereunder upon written notice to the Company in the event of:

                           (i)  a material change in the nature or scope of the
powers, functions, titles, duties or responsibilities of the Executive as in effect as of January 12, 1998, that is adverse to the Executive;

                           (ii) without the consent of the Executive, any
transfer of the Executive during the Term of Employment to a principal place of employment more than thirty (30) miles from the city limits of the principal city where the Executive is located on the date of this Agreement; or



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                           (iii) any other material default by the Company in
the performance of its obligations hereunder,

in each case after the Executive has given written notice to the Company specifying such default by the Company and giving the Company a reasonable time, not less than thirty (30) days, to conform its performance to its obligations hereunder. The failure of the Executive to give notice of any of the foregoing events shall not under any circumstances constitute a waiver of Executive's right to terminate his employment and receive the amounts payable under Section 7(a).

                  (g) Upon termination of the Executive's employment with CompDent at any time, under this Agreement or otherwise, regardless of the circumstances thereof, the Executive's obligations under Section 8 hereof shall survive such termination.

         7. Severance Payments.

         (a) In the event of termination of the Executive by CompDent pursuant to Section 6(e), or by Executive pursuant to 6(f), then CompDent shall in lieu of the payments and arrangements specified above (including, without limitation, participation in any bonus plan, including that of the Guaranteed Bonus), (i) pay the Executive severance pay in an amount equal to one (1) times the Executive's Base Salary on the Termination Date ("Severance Pay"), and (ii) continue the Executive's health (i.e., medical and dental) insurance as provided in Section 5(a) for twelve (12) months following the date of such termination to the extent permitted under applicable law and CompDent's group health insurance policy. Such Severance Pay shall be payable over twelve (12) months in equal monthly installments and shall be subject to withholding to the extent required under applicable law. In the event that Executive's participation in any medical and/or dental plan or program is barred, CompDent shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise had been entitled to receive under such plans and programs from which his continued participation is barred. The Severance Pay and continuation of health benefits contemplated by this Section 7(a) are agreed by the parties hereto to be in full satisfaction and compromise of any claim arising out of any termination of the Executive's employment pursuant to Section 6(e) or 6(f). Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

                  (b) Notwithstanding anything herein to the contrary, in the event the employment of the Executive terminates following a material change in the duties, title, compensation, and/or location of the Executive, within one
(1) year following any "Change of Control" (as hereinafter defined) involving CompDent or any entity controlling CompDent ("Parent"), then CompDent shall in lieu of the payments and arrangements specified above (including without limitation participation in any bonus plan), (i) pay the Executive severance



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equal to two (2) times Executive's Base Salary on the Change of Control date
("Separation Pay"), and (ii) continue the Executive's health (i.e., medical and dental) insurance as provided in Section 5(a) for twelve (12) months following the date of such termination to the extent permitted under applicable law and CompDent's group health insurance policy. Such Separation Pay shall be payable over twelve (12) months in equal monthly installments and shall be subject to withholding to the extent required under applicable law. In the event that Executive's participation in any health and/or dental plan or program is barred, CompDent shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise had been entitled to receive under such plans or programs from which his continued participation is barred. The Separation Pay and continuation of health benefits contemplated by this Section 7(b) are agreed by the parties hereto to be in full satisfaction and compromise of any claim arising out of any termination of the Executive's employment pursuant to a Change of Control. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

         (c) Notwithstanding anything herein to the contrary, in the event the Executive elects to voluntarily terminate his employment pursuant to the provisions of 6(d) within one (1) year following any "Change of Control" (as defined herein) involving CompDent or any entity controlling CompDent ("Parent"), then CompDent shall, subject to the limitations set forth below, in lieu of the payments and arrangements specified herein, (i) pay the Executive severance equal to one (1) times Executive's Base Salary on the Change of Control date ("Termination Pay"), and (ii) continue the Executive's health (i.e., medical and dental) insurance as provided in Section 5(a) for twelve (12) months following the date of such termination to the extent permitted under applicable law and CompDent's group health insurance policy. Such Termination Pay shall be payable over twelve (12) months in equal monthly installments and shall be subject to withholding to the extent required under applicable law. In the event that Executive's participation in any health and/or dental plan or program is barred, CompDent shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise had been entitled to receive under such plans or programs from which his continued participation is barred. The Termination Pay and continuation of health benefits contemplated by this Section 7(c) are agreed by the parties hereto to be in full satisfaction and compromise of any claim arising out of Executive's voluntary termination of his employment following a Change of Control. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Notwithstanding the above, said Termination Pay shall only be due and payable in the event Executive remains available for continued employment for a period of not less than six (6) months following a Change of Control and during said period offers his full cooperation and demonstrates a spirit of cooperation in the transition associated with Executive's termination of employment. Said cooperation shall include the timely and appropriate discharge of current duties and responsibilities in the best interests of CompDent.


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                  (d) For purposes of this Section 7, the following term shall have the meanings specified unless defined otherwise herein:

                           "Change of Control" shall mean shall mean any of the
following events occurring after the date hereof: (A) the direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 13D-G thereunder) of a majority of the outstanding Common Stock of American Prepaid is acquired or becomes held by any person or group of persons (within the meaning of Section 13(d)(3) of the Exchange Act)(a "Group"), (B) the sale, mortgage, lease or other transfer to any person or Group in one or more transactions not in the ordinary course of business of all or substantially all of the assets on a consolidated basis of Parent, American Prepaid and American Prepaid subsidiaries (taken as a whole), (C) a change of stock ownership of American Prepaid of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1994, as amended ( the "Exchange Act") and any successor Item of a similar nature; or (D) the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Sections 13(d) and 14(d) (a) of the Exchange Act) of securities of American Prepaid representing 50% or more of the combined voting power of American Prepaid's then outstanding securities.

         8.       Non-Competition.

                  (a) During any period in which the Executive serves as an employee of CompDent and for a period of one (1) year after the date of termination of the Executive's employment at any time, regardless of the circumstances thereof, the Executive shall not, without the express written consent of CompDent, directly or indirectly, engage, participate, invest in, be employed by or assist, whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any Person other than CompDent and its Affiliates whose activities, products, and/or services are in the Designated Industry. Without limiting the foregoing, the foregoing covenant shall prohibit the Executive during the period set forth above from (i) hiring or attempting to hire for or on behalf of any Person in the Designated Industry any officer, Employee, or Affiliated Person of CompDent or any of its Affiliates, (ii) encouraging for or on behalf of any such Person in the Designated Industry any officer, Employee, or Affiliated Person to terminate his relationship or employment with CompDent or any of its Affiliates,
(iii) soliciting for or on behalf of any such Person in the Designated Industry any customer of CompDent or any of its Affiliates and (iv) diverting to any such Person in the Designated Industry any customer of CompDent or any of its Affiliates; provided, however, that nothing herein shall be construed as preventing the Executive from making passive investments in a Person in the Designated Industry if the securities of such Person are publicly traded and such investment constitutes less than five percent of the outstanding shares of capital stock or comparable equity interests of such Person. As of the date



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of this Agreement, the Executive is not performing any other duties for, and is not a party to any similar agreement with, any Person competing with CompDent or any of its affiliates.

                  (b) In the course of performing services hereunder and otherwise, the Executive has had, and it is anticipated that the Executive will from time to time have, access to confidential records, data, customer lists, trade secrets and similar confidential information owned or used in the course of business by CompDent and its subsidiaries and affiliates (the "Confidential Information"). The Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any Person (other than in the regular business of CompDent), and (iii) not to use, directly or indirectly, any of the Confidential Information for any competitive or commercial purpose; provided, however, that the limitations set forth above shall not apply to any Confidential Information which (A) is then generally known to the public; (B) became or becomes generally known to the public through no fault of the Executive; or (C) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law. Upon the termination of the Executive's employment with CompDent, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters in the Executive's possession or control, shall be returned to CompDent and remain in its possession.

                  (c) For purposes of this Section 8, the following terms shall have the meanings specified unless defined otherwise herein:

                           (i)   "Affiliates" shall mean any subsidiary company
of CompDent or American Prepaid Professional Services, Inc. (subsidiary company to CompDent), whether wholly or partially owned, including but not by way of limitation, Dental Health Management, Inc.

                           (ii)  "Affiliated Person" shall mean any individual,
professional, or otherwise, who is providing, or has provided, during a one-year period immediately prior to the date of any hiring or solicitation for hire of such individual, services to any dental office or facility under management by Dental Health Management, Inc.;

                           (iii) "Employee" shall mean any individual employed
currently or during a one-year period immediately prior to the date of any hiring or solicitation for hire of such individual by CompDent or its Affiliates;

                           (iv)  "Designated Industry" shall mean (A) the
business of providing dental health care services and any and all activities relating thereto, including, without limitation, the provision and administration of discount fee-for-service dental plans, prepaid dental plans, PPO dental plans and indemnity dental plans and operation and/or ownership of


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dental health care practices, (B) the business of providing dental practice management, and (C) any other revenue generating business conducted by CompDent or its Affiliates;

                           (v) "Person" shall mean an individual, a corporation,
an association, a partnership, an estate, a trust, and any other entity or organization.

         9. Specific Performance: Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement including, without limitation, Section 8 hereof by the Executive is likely to result in irreparable injury to CompDent and its subsidiaries and affiliates, that the remedy at law alone will be inadequate remedy for such breach and that, in addition to any other remedy it may have, CompDent shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of proving actual damages. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

         10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

                           To CompDent:

                                    100 Mansell Court East
                                    Suite 400
                                    Roswell, Georgia 30076
                                    Attention: Chief Executive Officer

                           To the Executive:

                                    590 Cambridge Way, NW
                                    Atlanta, Georgia 30328

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.



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         11. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, by and between the parties hereto with respect to the employment of Executive by CompDent and/or its subsidiaries, and contains all of the covenants and agreements between the parties with respect to the employment of Executive by CompDent. Each party to this Agreement acknowledges that no representations, inducements, or other agreements, oral or otherwise, have been embodied herein, and no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

         12. Arbitration. Disputes arising out of or relating to this Agreement shall be determined by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, provided, however, that any dispute arising out of the non-competition provision of this Agreement (paragraph 8) shall not be subject to arbitration.

         13. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of Florida, and shall not be amended, modified or discharged in whole or in part except by an Agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of successors of CompDent by way of merger, consolidation or transfer of all or substantially all of the assets of CompDent, and may not be assigned by the Executive.

          IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

                                    COMPDENT CORPORATION


                                    By:  /s/ David R. Klock
                                         ---------------------
                                    Name:    David R. Klock
                                    Title:   Chairman and CEO

                                    EXECUTIVE:


                                    /s/ Keith Yoder
                                    --------------------------
                                    Keith Yoder




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